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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of report (Date of earliest event reported):  November 17, 1995

                             HOLLYWOOD PARK, INC.
            (Exact Name of Registrant as Specified in Its Charter)



                                   Delaware
                (State or Other Jurisdiction of Incorporation)


             0-10619                                   95-3667491
     (Commission File Number)             (I.R.S. Employer Identification No.)


             1050 South Prairie Avenue Inglewood, California 90301
        (Address of Principal Executive Offices)             (Zip Code)


                               (310) 419 - 1500
             (Registrant's Telephone Number, Including Area Code)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
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On November 17, 1995, pursuant to an Agreement of Plan and Reorganization (the
"Agreement"), dated as of November 17, 1995, Hollywood Park, Inc., ("Hollywood Park") acquired substantially all the assets, properties and business of Pacific Casino Management, Inc., ("PCM"), and assumed substantially all of PCM's liabilities (the "Acquisition"). Prior to the Aquisition, PCM operated the gaming floor activities of the Hollywood Park Casino under a lease of the Casino from Hollywood Park. Immediately following the Acquisition Hollywood Park commenced its operation of the Casino.

The purchase price of PCM's assets is an aggregate $2,640,000, payable solely in shares of Hollywood Park common stock, payable to PCM in three installments as follows:

(a) Shares of Hollywood Park common stock, having a value of $1,600,000, (135,164 shares) issued on November 17, 1995;

(b) Shares of Hollywood Park common stock, having a value of $540,000 on the first anniversary of the execution of the Agreement;

(c) Shares of Hollywood Park common stock, having a value of $500,000 on the second anniversary of the execution of the Agreement;

provided, that at any time after the execution date of the Agreement, Hollywood Park may elect to accelerate the payment of the installments described in (b) and (c) above. Shares to be issued in the installments described in (b) and (c) above will be valued at the average market price of Hollywood Park common stock for the ten trading days immediately preceding the payment date.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
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(a), (b) At this time it is impractical to provide the required financial statements for PCM, and any required pro forma financial information. Hollywood Park intends to file the required PCM financial statements and the required pro forma statements by January 26, 1996.

(c) The following are furnished as exhibits to this report:

4.1 Agreement and Plan of Reorganization dated as of November 17, 1995, by and between Hollywood Park, Inc., a Delaware corporation, on the one hand, and Pacific Casino Management, Inc., a California corporation, and Donald Klosterman and Edward LeBaron, Individuals, on the other hand.

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                                  SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Hollywood Park, Inc.


Date:  November 30, 1995         By:  /s/ G. Michael Finnigan
                                    --------------------------------------------
                                      G. Michael Finnigan
                                      Executive Vice President and
                                      Chief Financial Officer